Exhibit 99.01

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Immersion Corporation Reports Second Quarter 2011 Results

SAN JOSE, Calif., August 4, 2011 — Immersion Corporation (NASDAQ: IMMR), the leader in developing and licensing touch feedback technology (http://www.immersion.com/corporate/), today reported financial results for the second quarter and six months ended June 30, 2011.

Total revenues for the second quarter of 2011 were $6.7 million, as compared to $8.5 million for the second quarter of 2010. Revenues in the second quarter of 2010 included product revenues of approximately $1 million in the medical segment, primarily related to product lines that were transferred to the Company’s medical licensee CAE, as well as an increase in revenue of approximately $1 million, mainly in the gaming segment and primarily related to corrections and true ups to royalty reports from prior periods. Royalty and license revenues totaled $5.9 million for the second quarter of 2011, as compared to $6.3 million for the same period last year.

Net loss for the second quarter of 2011 was $(1.3) million, or $(0.05) per share. This compares to net income of $180,000 or $0.01 per share, for the second quarter of 2010. Adjusted EBITDA for the second quarter of 2011 was $442,000, as compared to $2.0 million in the second quarter of 2010.

“While we expected the second quarter to be seasonally weaker than the immediately preceding quarter, revenues were softer than anticipated due to specific customer issues in the medical segment, as well as disruption in the automotive market as a result of the earthquake in Japan,” said Immersion CEO Victor Viegas. “Leading indicators for our business remain positive, however, as the level of design engagements has increased dramatically as compared to this time last year. We continue to gain traction with the addition of new licensees and new devices leveraging Immersion technology across a variety of markets, while continuing to strengthen and broaden our powerful patent portfolio as the demand for haptics continues to develop.”

Revenues for the six months ended June 30, 2011 were $16.5 million, as compared to $18.2 million for the six month period ended June 30, 2010. Revenues for the six months ended June 30, 2010 included product revenues of approximately $3 million in the medical segment primarily related to product lines that were transferred to the Company’s medical licensee CAE. Net income for the six months ended June 30, 2011 was $78,000, or $0.00 per share, as compared to net loss of $(2.5) million, or $(0.09) per share, in the same period last year. Adjusted EBITDA for the first half of 2011 was $3.7 million, as compared to $2.3 million for the same period last year.

“Based on our current outlook and our financial performance for the first half of the year, we are reiterating our expectations for fiscal 2011 revenues to be in the range of $31 to $33 million and to generate net income for the full year,” concluded Mr. Viegas.

As of June 30, 2011, Immersion’s cash, cash equivalents, and short-term investments were $64.9 million, compared to $61.2 million as of December 31, 2010.

Corporate Highlights

Immersion recently:

•

Saw the release of a number of new mobile devices featuring Immersion technology, including the Toshiba Thrive 10” tablet and new handset models including the LG Optimus 2, Optimus 3D and Optimus Black; the Nokia N9 and Samsung’s Galaxy S2.

•

Secured new agreements with licensees of its technology for implementation into a wide variety of markets and applications. Licensees include GoodBetterBest in the gaming peripherals market, National Research Council of Canada (NRC) in the medical simulation market and Valeo in the automotive market.

•	Announced the first applications designed by numerous third party developers that incorporate haptic effects by using Immersion’s MOTIV™ SDK and are currently available on the Android Market.

•

Marked a patent milestone with over 600 patents issued in its world-wide portfolio of over 1200 granted and pending patents. The growth of the patent portfolio builds upon nearly 20 years of innovation in the field of haptics, allowing Immersion to offer its customers compelling haptic experiences that are relevant to today’s GUI-driven touchscreen interfaces.

Conference Call Information

Immersion will host a conference call with company management on Thursday, August 4, 2011 at 2:00 p.m. Pacific time (5:00 p.m. Eastern time) to discuss financial results for the second quarter ended June 30, 2011. To participate on the live call, analysts and investors should dial +1 877-941-4774 at least ten minutes prior to the start of the call. A replay of the call will be available until 11:59 p.m. Pacific time on August 11, 2011 by dialing +1 800-406-7325 and entering the passcode 4456411#. A live and archived webcast of the conference call will also be available for 90 days within the investor relations section of Immersion’s corporate Web site at www.immersion.com.

About Immersion (www.immersion.com)

Founded in 1993, Immersion (NASDAQ:IMMR) is the leading innovator in haptics technology; the company’s touch feedback solutions deliver a more compelling sense of the digital world. Using Immersion’s high-fidelity haptic systems, partners can transform user experiences with unique and customizable touch feedback effects; excite the senses in games, videos and music; restore “mechanical” feel by providing intuitive and unmistakable confirmation; improve safety by overcoming distractions while driving or performing a medical procedure; and expand usability when audio and visual feedback are ineffective. Immersion’s TouchSense technology provides haptics in mobile phone, automotive, gaming, medical and consumer electronics products from world-class companies. With over 1200 issued or pending patents in the U.S. and other countries, Immersion helps bring the digital universe to life.

Use of Non-GAAP Financial Measures

Immersion reports all financial information required in accordance with generally accepted accounting principles (GAAP), but it believes that evaluating its ongoing operating results may be difficult to understand if limited to reviewing only GAAP financial measure. Immersion discloses this non-GAAP information because it is useful in understanding the company’s performance as it excludes non-cash and other special charges that many investors feel may obscure the company’s true operating performance. Likewise, management uses these non-GAAP financial measures to manage and assess the profitability of its business. Investors are encouraged to review the related GAAP financial measures.

Forward-looking Statements

This press release contains “forward-looking statements” that involve risks and uncertainties as well as assumptions that, if they never materialize or prove incorrect, could cause the results of Immersion Corporation and its consolidated subsidiaries to differ materially from those expressed or implied by such forward-looking statements.

All statements, other than the statements of historical fact, are statements that may be deemed forward-looking statements, including, but not limited to, the statements regarding our expectations for fiscal 2011 revenues to be in the range of $31 to $33 million and the expectation that we will generate net income for the full year, the statement that leading indicators for our business remain positive, the statement regarding our continuing to strengthen and broaden our IP portfolio, and other statements regarding future financial results and future market growth.

Immersion’s actual results might differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with Immersion’s business, which include, but are not limited to, adverse outcomes in any future intellectual property-related litigation and the costs related thereto; continued disruption in the markets for Immersion’s and its licensees’ products due to the recent earthquake and tsunami in Japan; delay in or failure to achieve commercial demand for Immersion’s or its licensees’ products; a delay in or failure to achieve the acceptance of force feedback as a critical user experience; unexpected difficulties in transitioning to a pure IP licensing model; the commercial success of applications or devices into which Immersion’s technology is licensed; potentially lengthy sales cycles and design processes; unanticipated difficulties and challenges encountered in development efforts; potential restructuring charges; failure to retain key personnel; potential and actual claims and proceedings, including stockholder litigation; competition; the impact of global economic conditions and other factors. Many of these risks and uncertainties are beyond the control of Immersion.

For a more detailed discussion of these factors, and other factors that could cause actual results to vary materially, interested parties should review the risk factors listed in Immersion’s Annual Report on Form 10-K for 2010 and its most recent Quarterly Report on Form 10-Q, which are on file with the U.S. Securities and Exchange Commission. The forward-looking statements in this press release reflect Immersion’s beliefs and predictions as of the date of this release. Immersion disclaims any obligation to update these forward-looking statements as a result of financial, business, or any other developments occurring after the date of this release.

Immersion, the Immersion logo, MOTIV and TouchSense are trademarks of Immersion Corporation in the United States and other countries. All other trademarks are the property of their respective owners.

The use of the word “partner” or “partnership” in this press release does not mean a legal partner or legal partnership.

(IMMR – C)

###

Immersion Corporation

Condensed Consolidated Balance Sheets

(In thousands)

	June 30 2011 (Unaudited)	December 31, 2010 (1)
ASSETS
Cash and cash equivalents	$15,899	$12,243
Short-term investments	48,971	48,961
Accounts and other receivables, net	1,299	815
Inventories	448	406
Deferred income taxes	342	342
Prepaid expenses and other current assets	617	3,821

Total current assets	67,576	66,588

Property and equipment, net	1,466	1,931
Intangibles and other assets, net	13,199	12,356

TOTAL ASSETS	$82,241	$80,875

LIABILITIES
Accounts payable	$764	$393
Accrued compensation	2,374	3,507
Other current liabilities	968	1,488
Deferred revenue and customer advances	5,057	4,429

Total current liabilities	9,163	9,817

Long-term deferred revenue	14,795	16,494
Deferred income tax liabilities	342	342
Other long-term liabilities	478	538

TOTAL LIABILITIES	24,778	27,191

STOCKHOLDERS’ EQUITY	57,463	53,684

TOTAL LIABILITIES &
STOCKHOLDERS’ EQUITY	$82,241	$80,875

(1)	Derived from Immersion’s annual audited consolidated financial statements.

Immersion Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2011	2010	2011	2010
Revenues:
Royalty and license	$5,882	$6,304	$14,235	$12,707
Product sales	546	1,850	1,547	4,818
Development contracts and other	254	321	668	659

Total revenues	6,682	8,475	16,450	18,184

Costs and expenses:
Cost of revenue	247	761	721	2,130
Sales and marketing	1,909	1,911	3,759	4,264
Research and development	2,243	2,005	4,342	4,466
General and administrative	3,061	3,084	6,172	8,800
Amortization and impairment of intangibles	335	204	692	439

Total costs and expenses	7,795	7,965	15,686	20,099

Operating Income (loss)	(1,113)	510	764	(1,915)
Interest and other income	52	63	114	142

Income (loss) from continuing operations before provision for income taxes	(1,061)	573	878	(1,773)

Provision for income taxes	(267)	(423)	(861)	(762)

Income (loss) from continuing operations	(1,328)	150	17	(2,535)

Discontinued operations:
Gain on sales of discontinued operations	18	30	61	61

Net Income (loss)	$(1,310)	$180	$78	$(2,474)

Basic net income (loss) per share
Continuing operations	$(0.05)	$0.01	$0.00	$(0.09)
Discontinued operations	—	—	—	—

Total	$(0.05)	$0.01	$0.00	$(0.09)

Shares used in calculating basic net income (loss) per share	28,610	28,101	28,431	28,093

Diluted net income (loss) per share
Continuing operations	$(0.05)	$0.01	$0.00	$(0.09)
Discontinued operations	—	—	—	—

Total	$(0.05)	$0.01	$0.00	$(0.09)

Shares used in calculating diluted net income (loss) per share	28,610	28,519	29,241	28,093

Immersion Corporation

Reconciliation of GAAP Net Income to Adjusted EBITDA

(In thousands)

(Unaudited)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2011	2010	2011	2010
GAAP Net Income (Loss)	$(1,310)	$180	$78	$(2,474)

Interest and other income	(52)	(63)	(114)	(142)
Provision for income taxes	267	423	861	762
Depreciation and amortization	239	286	485	582
Amortization and impairment of intangibles	335	204	692	439
Stock-based compensation	981	938	1,765	1,534
Restatement costs	—	37	—	1,664
Restructuring costs and sale of business	—	(3)	—	42
Discontinued operations	(18)	(30)	(61)	(61)

Total adjustments	1,752	1,792	3,628	4,820

Adjusted EBITDA	$442	$1,972	$3,706	$2,346